Exhibit 3.2

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MERSANA THERAPEUTICS, INC.

The undersigned, for the purpose of amending and restating the Certificate of Incorporation of Mersana Therapeutics, Inc. (the “Corporation”), as amended, hereby certifies as follows:

1.             The name of the Corporation is Mersana Therapeutics, Inc. The Corporation filed its Certificate of Formation with the Secretary of the State of Delaware on January 4, 2001, under the name “Nanopharma LLC”.  A Certificate of Conversion was filed on February 8, 2002, which converted the limited liability company to a corporation, under the name “Nanopharma Corp”.  The Certificate of Incorporation, as amended by the Certificate of Designation filed on February 8, 2002, the Amended and Restated Certificate of Incorporation filed on October 21, 2005, the Certificates of Amendment filed on November 10, 2005, September 25, 2006, May 11, 2007, August 4, 2008, February 13, 2009, January 19, 2010 and April 12, 2011, the Second Amended and Restated Certificate of Incorporation filed on July, 27, 2012, the Certificate of Amendment filed on September 27, 2013, and the Third Amended and Restated Certificate of Incorporation filed on February 20, 2015, is hereby further amended and restated to, among other things, change the capitalization of the Corporation as set forth below.

2.             This Fourth Amended and Restated Certificate of Incorporation (hereafter “Restated Certificate”) amends, restates and integrates the provisions of the Certificate of Incorporation of said Corporation, as amended, and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.             Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions has been given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

4.             The text of the Certificate of Incorporation, as amended, is hereby amended and restated to read in full as follows:

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MERSANA THERAPEUTICS, INC.

FIRST:                  The name of the corporation (hereinafter called the “Corporation”) is

MERSANA THERAPEUTICS, INC.

SECOND:             The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

THIRD:                 The nature of the business to be conducted and the purposes of the

Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the Delaware General Corporation Law or any successor statute.

FOURTH:

A.            Authorization of Stock.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 167,696,134 shares, which shall consist of two classes of stock as follows:

Common Stock, $.0001 par value per share (“Common Stock”)	95,000,000

Preferred Stock, $.0001 par value per share (“Preferred Stock”)	72,696,134

Preferred Stock shall consist of three series as follows:

Series A-1 Convertible Preferred Stock, $.0001 par value per share (“Series A-1 Preferred Stock”)	25,085,153

Series B-1 Convertible Preferred Stock, $.0001 par value per share (“Series B-1 Preferred Stock”)	32,936,919

Series C-1 Convertible Preferred Stock, $.0001 par value per share (“Series C-1 Preferred Stock”)	14,674,062

The rights, preferences, privileges and restrictions granted to and imposed upon the various classes and series of stock of the Corporation are as follows:

B.            Common Stock.

The powers, preferences, rights, qualifications, limitations and restrictions of the shares of the Common Stock are as follows:

1.             General.  The voting, dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock.  All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

2.             Voting Rights.

(a)           Generally.  The holders of record of the Common Stock are entitled to one (1) vote per share on all matters to be voted on by the Corporation’s stockholders.  Except as provided by law or this Restated Certificate, holders of Common Stock shall vote together as a single class on all matters with the holders of Preferred Stock.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote (or written consent in lieu thereof) of the holders of a majority of the shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Common Stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any successor provision.

(b)           Election of Directors.  In addition to voting as a single class with the holders of the Preferred Stock for the election of directors, the holders of the Common Stock voting separately shall at all times be entitled to elect one (1) member of the board of directors of the Corporation (the “Board of Directors”).  In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a majority of the Common Stock pursuant to this Section B.2(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the Common Stock), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant.  Any director who shall have been elected by the holders of the Common Stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of a majority of the holders of the Common Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

3.             Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in their sole discretion, subject to provisions of law and any provision of this Restated Certificate, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.

4.             Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any Preferred Stock shall be entitled, the holders of Common Stock shall be entitled (together as one class) to share ratably in the remaining assets of the Corporation, together with any class or series of Preferred Stock entitled to share therein pursuant to this Restated Certificate.

C.            Preferred Stock.

The powers, preferences, rights, qualifications, limitations and restrictions of the shares of Preferred Stock are as follows:

1.             Dividends.

(a)           Preferred Stock Dividends and Payments.

(i)            Series B-1 Preferred Stock and Series C-1 Preferred Stock.  The holders of shares of Series B-1 Preferred Stock and the holders of shares of Series C-1 Preferred Stock shall be entitled to receive, on a pari passu basis, out of funds legally available therefor, prior and in preference to any dividends payable on shares of Series A-1 Preferred Stock or Common Stock (other than dividends payable in shares of Common Stock), dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined in Section C.1(b) below) per share per annum.  Such dividends shall be non-cumulative, and shall only be payable if, when and as declared by the Board of Directors.  In the event that the Corporation declares or pays any cash dividends on shares of Series A-1 Preferred Stock or Common Stock, the Corporation shall also declare and pay any such preferred cash dividend with respect to shares of Series B-1 Preferred Stock and Series C-1 Preferred Stock.

(ii)           Series A-1 Preferred Stock.  The holders of shares of Series A-1 Preferred Stock shall be entitled to receive, out of funds legally available therefor, prior and in preference to any dividends payable on shares of Common Stock (other than dividends payable in shares of Common Stock), dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined in Section C.1(b) below) per share per annum.  Such dividends shall be non-cumulative, and shall only be payable if, when and as declared by the Board of Directors.  In the event that the Corporation declares or pays any cash dividends on shares of Common Stock, the Corporation shall also declare and pay any such preferred cash dividend with respect to shares of Series A-1 Preferred Stock.

(iii)          The Corporation shall not declare, pay or set aside any Distributions (as defined below) payable on shares of Common Stock unless the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a Distribution on each outstanding share of Preferred Stock equal to the product of (i) the per share Distribution to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Preferred Stock is then convertible; provided, however, that no such declaration, payment or setting aside of Distributions shall occur until all dividends declared but unpaid on the Preferred Stock have been paid.

(iv)          As used in this section, “Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of Common Stock) or the purchase of shares of the Corporation (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors pursuant to agreements providing for the right of such repurchase upon the cessation of their employment or services, at the lower of fair market value or cost) for cash or property.

(b)           Original Issue Price.  The applicable “Original Issue Price” for each series of Preferred Stock shall be: (i) $1.0763 per share for the Series A-1 Preferred Stock, (ii) $1.0763 per share for the Series B-1 Preferred Stock, and (iii) $2.25568 per share for the Series C-1 Preferred Stock.

2.             Liquidation, Dissolution, or Winding-Up.

(a)           Distributions to Holders of Series B-1 Preferred Stock or Series C-1 Preferred Stock.  In the event of any liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary (each such event being hereinafter referred to as a “Liquidation Event”), or a Deemed Liquidation Event (as defined below), the holders of outstanding shares of Series B-1 Preferred Stock and the holders of outstanding shares of Series C-1 Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to stockholders, on a pari passu basis and before any distribution or payment is made upon Series A-1 Preferred Stock and Common Stock, (i) an amount per share of Series B-1 Preferred Stock (the “Series B-1 Liquidation Value”) equal to the sum of (A) the Original Issue Price of Series B-1 Preferred Stock (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting Series B-1 Preferred Stock and occurring after the date of filing of this Restated Certificate), plus (B) an amount equal to the aggregate of all dividends declared but unpaid in respect of such share of Series B-1 Preferred Stock and (ii) an amount per share of Series C-1 Preferred Stock (the “Series C-1 Liquidation Value”) equal to the sum of (A) the Original Issue Price of Series C-1 Preferred Stock (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting Series C-1 Preferred Stock and occurring after the date of filing of this Restated Certificate), plus (B) an amount equal to the aggregate of all dividends declared but unpaid in respect of such share of

Series C-1 Preferred Stock.  Such amounts shall be paid to the holders of Series B-1 Preferred Stock and the holders of Series C-1 Preferred Stock before any payment shall be made to the holders of Series A-1 Preferred Stock or Common Stock or any other class or series of stock ranking on liquidation junior to Series B-1 Preferred Stock by reason of their ownership thereof.  If, upon a Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution shall be insufficient to make payment in full to all holders of Series B-1 Preferred Stock and all holders of Series C-1 Preferred Stock of their full Series B-1 Liquidation Value and Series C-1 Liquidation Value, then such assets shall be distributed among the holders of Series B-1 Preferred Stock and the holders of Series C-1 Preferred Stock at the time outstanding, ratably in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(b)           Distributions to Holders of Series A-1 Preferred Stock.  After payment in accordance with the foregoing has been made in full to the holders of Series B-1 Preferred Stock and the holders of Series C-1 Preferred Stock or funds necessary for such payment have been set aside by the Corporation in trust for the exclusive benefit of such holders so as to be available for such payment, the holders of outstanding shares of Series A-1 Preferred Stock shall be entitled to be paid out of any remaining assets and funds of the Corporation available for distribution to stockholders, before any distribution or payment is made upon Common Stock, an amount per share of Series A-1 Preferred Stock (the “Series A-1 Liquidation Value”) equal to the sum of (A) the Original Issue Price of Series A-1 Preferred Stock (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting Series A-1 Preferred Stock and occurring after the date of filing of this Restated Certificate), plus (B) an amount equal to the aggregate of all dividends declared but unpaid in respect of such share of Series A-1 Preferred Stock.  Such amounts shall be paid to the holders of the Series A-1 Preferred Stock before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to Series A-1 Preferred Stock by reason of their ownership thereof.  If, upon a Liquidation Event or Deemed Liquidation Event, (1) the assets of the Corporation available for distribution shall be insufficient to make payment in full to all holders of Series A-1 Preferred Stock of their full Series A-1 Liquidation Value, then such assets shall be distributed among the holders of Series A-1 Preferred Stock at the time outstanding, ratably in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(c)           Remaining Distributions.  After payments in accordance with the foregoing clause (a) and (b) have been made in full to the holders of Preferred Stock or funds necessary for such payment have been set aside by the Corporation in trust for the exclusive benefit of such holders so as to be available for such payment, any remaining assets and funds of the Corporation available for distribution shall be distributed ratably among the holders of Common Stock and the holders of the Preferred Stock, on an as-if converted to Common Stock basis.

(d)           Deemed Liquidations.

(i)            For purposes of this Section C.2, a Liquidation Event shall be deemed to be occasioned by, or to include, any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation): (A) involving the merger or consolidation of the Corporation, or a subsidiary of the Corporation, into or with another entity (other than  a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions), or (B) involving the sale, lease, transfer, exchange, exclusive license or other conveyance of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation (each such transaction, a “Deemed Liquidation Event”).

(ii)           Upon the election of the holders of at least a majority of the then outstanding Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis, to not consider the foregoing events a Deemed Liquidation Event, all holders of Preferred Stock shall be deemed to have made such election and such election shall bind all holders of the Preferred Stock.

(iii)          In the event of a Liquidation Event or Deemed Liquidation Event resulting in the availability of assets other than cash, the holders of Preferred Stock will be entitled to elect to receive (and proper provision shall be made including by the successor or acquiring entity in such transaction so that the holders have the right to elect to receive) out of the proceeds of the transaction to be received by the Corporation or its stockholders, a distribution of cash and, in the event there is insufficient cash available to satisfy the liquidation preferences and other distribution rights stated in this Section C.2, other assets equal in value to the liquidation preference and other distribution rights stated in this Section C.2.

(iv)          If the Corporation effects any consolidation, merger or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property and such transaction does not constitute a Deemed Liquidation Event pursuant to this Section C.2(d) or if the provisions of Section C.2(d)(i) are waived as set forth in Section C.2(d)(ii), then in any such case either (1) the Preferred Stock will continue to be outstanding or (2) if the Corporation does not exist after such event, the successor corporation or ultimate parent thereof, if applicable, will, as a condition to the effectiveness of such transaction, be required to issue to the holders of the Preferred Stock senior convertible securities, and in each such case provision shall be made so that the holders of the Preferred Stock or such senior convertible securities shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock would have been entitled upon such consolidation, merger, or other transaction, subject to adjustment in respect of such stock or securities by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of Section C.4 with respect to the rights of the holders of Preferred Stock or such senior convertible securities after the consolidation, merger or other transaction to the end that the provisions of Section C.4 (including adjustment of the applicable Conversion Price for such series of Preferred Stock or senior convertible securities then in effect and the number of shares issuable upon conversion of such series of Preferred Stock or senior convertible securities, as applicable), shall be applicable after that event and be as nearly equivalent as practicable.

(e)           Notice.  The Corporation shall give each holder of record of Preferred Stock written notice of an impending transaction described in Section C.2(d)(iv) above not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section C.2, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis.

(f)            Non-Cash Distributions.  In the event that such distribution to the holders of shares of Preferred Stock will include any assets other than cash, the Board of Directors will first determine in good faith and with due care the value of such assets for such purpose, except that (i) any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows:  (A) if the securities are then traded on a national securities exchange (or a national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending three (3) trading days prior to the distribution or (B) if the securities are actively traded over-the counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending three (3) trading days prior to the distribution, or (ii) if there is no public trading market for such securities and the holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis, object to such valuation, then the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis, and, provided further, that, if the Board of Directors and the holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis, are unable to reach an agreement, then by independent appraisal by an investment bank hired and paid by the Corporation, but reasonably acceptable to the holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis.  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the fair market value determined as above in clause (i) or (ii) above to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis; and, provided further, that, if the Corporation and the holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis are unable to reach an agreement, then by independent appraisal by an investment bank hired and paid by the Corporation, but reasonably acceptable to the holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis.

In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section C.2(f), “trading day” shall mean any day on which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (x) for securities traded primarily on the New York Stock Exchange, the NYSE MKT or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (y) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the “regular hours” trading period that is generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(g)           Allocation of Escrow.  In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow or is payable to the stockholders of the Corporation subject to contingencies, the agreement or plan of merger or consolidation for such transaction shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2(a), C.2(b) and C.2(c) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2(a), C.2(b) and C.2(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.             Voting Rights.

(a)           Restricted Class Voting.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)           No Series Voting.  Other than as provided herein or required by law, there shall be no series voting.

(c)           Preferred Stock.  Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date.  The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote.  Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded.

(d)           Election of Directors.

(i)            Series A-1 Director.  In addition to voting as a single class with the holders of the Common Stock, Series B-1 Preferred Stock and Series C-1 Preferred

Stock for the election of directors, the holders of the Series A-1 Preferred Stock voting separately shall at all times be entitled to elect three (3) members of the Board of Directors (each, a “Series A-1 Director”).  In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a majority of the Series A-1 Preferred Stock pursuant to this Section C.3(d)(i), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the Series A-1 Preferred Stock), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant.  Any director who shall have been elected by the holders of the Series A-1 Preferred Stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of a majority of the holders of the Series A-1 Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

(ii)           Series B-1 Director.  In addition to voting as a single class with the holders of the Common Stock, Series A-1 Preferred Stock and Series C-1 Preferred Stock for the election of directors, the holders of the Series B-1 Preferred Stock voting separately shall at all times be entitled to elect one (1) member of the Board of Directors (the “Series B-1 Director”).  In the case of a vacancy (other than a vacancy caused by removal) in such office elected by the holders of a majority of the Series B-1 Preferred Stock pursuant to this Section C.3(d)(ii), the affirmative vote of the holders of a majority of the Series B-1 Preferred Stock may elect a successor to hold office for the unexpired term of the director whose place shall be vacant.  Any director who shall have been elected by the holders of the Series B-1 Preferred Stock so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of a majority of the holders of the Series B-1 Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

(iii)          Series C-1 Director.  In addition to voting as a single class with the holders of the Common Stock, Series A-1 Preferred Stock and Series B-1 Preferred Stock for the election of directors, the holders of the Series C-1 Preferred Stock voting separately shall at all times be entitled to elect one (1) member of the Board of Directors (the “Series C-1 Director,” and together with the Series A-1 Directors and the Series B-1 Director, the “Preferred Directors”).  In the case of a vacancy (other than a vacancy caused by removal) in such office elected by the holders of a majority of the Series C-1 Preferred Stock pursuant to this Section C.3(d)(iii), the affirmative vote of the holders of a majority of the Series C-1 Preferred Stock may elect a successor to hold office for the unexpired term of the director whose place shall be vacant.  Any director who shall have been elected by the holders of the Series C-1 Preferred Stock so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of a majority of the holders of the Series C-1 Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

4.             Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, non-assessable shares of Common Stock determined by dividing the applicable Original Issue Price (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar events affecting such series) by the Conversion Price for such series.  The rate at which shares of Preferred Stock of a series may be converted into shares of Common Stock is hereinafter referred to as the “Conversion Rate” for each such series.  The initial “Conversion Price” shall be with respect to Series A-1 Preferred Stock, $1.0763, with respect to Series B-1 Preferred Stock, $1.0763, and with respect to Series C-1 Preferred Stock, $2.25568.  Upon any decrease or increase in the applicable Conversion Price of the Preferred Stock, as described in this Section C.4, the Conversion Rate for the applicable Preferred Stock shall be appropriately increased or decreased.

(b)           Automatic Conversion

(i)            Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective applicable Conversion Rate for such share: (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share is not less than $4.51136 (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar events affecting the Common Stock), and the gross proceeds to the Corporation are at least $50,000,000 (a “Qualified Public Offering”); or (ii) upon the receipt of the Corporation of a written request for such conversion from the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis, indicating their election to convert (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(ii)           Special Mandatory Conversion.

(1)           Trigger Event.  Upon an Event of Non-Payment (as defined in that certain Series B-1 Convertible Preferred Stock Purchase Agreement dated as of February 20, 2015 (the “Series B-1 Purchase Agreement”)) with respect to any holder of Series B-1 Preferred Stock, any and all Preferred Stock held by such holder shall automatically, and without any further action on the part of such holder, be converted into fully-paid, non-assessable shares of Common Stock at the then effective applicable Conversion Rate for such share pursuant to this Section C.4(b)(ii) (the “Special Mandatory Conversion”).

(2)                                 Procedural Requirements.  Upon a Special Mandatory Conversion, each holder of shares of Series B-1 Preferred Stock converted pursuant to this Section C.4(b)(ii) shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section C.4(b)(ii).  Upon receipt of such notice, each holder of such shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Preferred Stock converted pursuant to this Section C.4(b)(ii), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section C.4(b)(ii)(2).  As soon as practicable after the Special Mandatory Conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock so converted, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in this Section C.4(b)(ii) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.  Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(c)                                  Mechanics of Conversion.

(i)                                     In the event any shares of Preferred Stock are converted into Common Stock as set forth in Section C.4(b), the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock:

(1)                                 a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as foresaid;

(2)                                 a check payable to such holder in the amount of any declared but unpaid dividends on the converted Preferred Stock to which the holder may be entitled and which was not paid in Common Stock; and

(3)                                 a certificate representing any shares of Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(ii)                                  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.  For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock that are then being converted shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.  Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either: (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock; or (B) give written notice to the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same.  Notwithstanding the foregoing, on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, (i) a certificate or certificates for the number of shares of Common Stock to which such stockholder shall be entitled as aforesaid, (ii) a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (iii) a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date;

provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d)                                 Adjustments to Conversion Price for Diluting Issues.

(i)                                     Additional Definitions.  For purposes of this Section C.4(d) the following definitions shall apply:

(1)                                 “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(2)                                 “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(3)                                 “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section C.4(d)(iii), deemed to be issued) by the Corporation after the filing of this Restated Certificate, other than shares of Common Stock, Options or Convertible Securities:

(A)                               issued pursuant to that certain Series C-1 Convertible Preferred Stock Purchase Agreement dated on or about the date of filing of this Restated Certificate;

(B)                               issued pursuant to the Series B-1 Purchase Agreement;

(C)                               issued or issuable to employees, consultants, directors or advisors of the Corporation pursuant to a stock option plan or restricted stock plan or agreement approved by the Board of Directors, not to exceed 15,711,906 shares of Common Stock (excluding shares repurchased at cost by the Corporation in connection with the termination of service), or such higher number as may be approved by a majority of the Board of Directors, including a majority of the Preferred Directors;

(D)                               issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Restated Certificate or upon the exercise of conversion of Options or Convertible Securities described in Section C.4(d)(i)(3)(A) or Section C.4(d)(i)(3)(B) above;

(E)                                issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Sections C.4(e), C.4(f) or C.4(g) hereof;

(F)                                 issued in a Qualified Public Offering;

(G)                               issued or issuable pursuant to the bona fide acquisition of another entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization, or to a joint venture agreement, which transaction is approved by a majority of the Board of Directors;

(H)                              issued or issuable (1) to banks, equipment lessors or other financial institutions, or to real property lessors pursuant to a debt financing, equipment lease, bank credit arrangement, commercial leasing transaction or real property leasing transaction entered into for primarily non-equity financing purposes and approved by a majority of the Board of Directors; (2) in connection with sponsored research, collaboration, technology license, development, distribution, marketing or other similar agreements or strategic partnerships entered into for primarily non-equity financing purposes and approved by a majority of the Board of Directors (including the right to receive any Option, Convertible Security or shares of Common Stock pursuant to any such agreement existing on the date of filing of this Restated Certificate); and (3) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by a majority of the Board of Directors;

(I)                                   issued or issuable upon conversion of the shares of Preferred Stock; ((A) through (I), along with any securities approved in clause (J) below, collectively, the “Exempted Securities”); and

(J)                                   issued or issuable in connection with any transaction of the Corporation and approved as Exempted Securities by (a) the holders of at least a majority of the outstanding Preferred Stock (voting together as a single class on an as-if converted to Common Stock basis) and (b) if the consideration per share (as determined pursuant to Section C.4(d)(v)) for such shares of Common Stock, Options or Convertible Securities is below the Conversion Price of the Series C-1 Preferred Stock but above the Conversion Price of the Series B-1 Preferred Stock, the holders of at least a majority of the outstanding Series C-1 Preferred Stock.

(ii)                                  No Adjustment of Conversion Price.  No adjustment in the Conversion Price of the applicable series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section C.4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of and immediately prior to such issuance.

(iii)                               Deemed Issue of Additional Shares of Common.  In the event the Corporation at any time or from time to time after the date of the filing of this Restated Certificate shall issue or amend any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or amendment, as applicable, or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)                                 no further adjustment in the Conversion Price of the applicable series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)                                 if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section C.4(d) or pursuant to recapitalization, reorganization, adjustment or similar provisions of such Options or Convertible Securities such as Sections C.4(e), C.4(f) and C.4(g) hereof), the Conversion Price of the applicable series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)                                 no readjustment pursuant to clause (2) above or clause (4) below shall have the effect of increasing the Conversion Price of the applicable series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)                                 upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of the applicable series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a)                                 in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefore was the consideration actually received by the Corporation for the issue of such Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b)                                 in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section C.4(d)(v)) upon the issue of the

Convertible Securities with respect to which such Options were actually exercised; and

(5)                                 if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefore, the adjustment previously made in the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section C.4(d)(iii) as of the actual date of their issuance.

(iv)                              Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.  In the event this Corporation at any time or from time to time after the date of the filing of this Restated Certificate shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section C.4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price of the applicable series of Preferred Stock in effect on the date of and immediately prior to such issue, then the Conversion Price of each such applicable series of Preferred Stock shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at each such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued.  Notwithstanding the foregoing, each such Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amount so carried forward, equal $0.01 or more in the aggregate.  For the purposes of this Section C.4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities (excluding convertible debt with no fixed conversion price) and all outstanding Options shall be deemed to be outstanding.

(v)                                 Determination of Consideration.  For purposes of this Section C.4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)                                 Cash and Property.  Such consideration shall:

(a)                                 insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)                                 insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c)                                  in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2)                                 Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section C.4(d)(iii) shall be determined by dividing:

(a)                                 the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversions or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(b)                                 the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)                                  Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of the applicable series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reverse stock split, reclassification or otherwise) into a lesser number of shares of Common Stock, the applicable Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)                                   Adjustments for Subdivisions or Combinations of Preferred Stock.  In the event the outstanding shares of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Original Issue Price of the affected series of Preferred Stock and the Series A-1 Liquidation Value, Series B-1 Liquidation Value or Series C-1 Liquidation Value, as applicable, in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Preferred Stock shall be combined (by reverse stock split, reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Original Issue Price of the affected series of Preferred Stock and the Series A-1 Liquidation Value, Series B-1 Liquidation Value or Series C-1 Liquidation Value, as applicable, in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)                                  Adjustments for Reclassification, Exchange and Substitution.  Subject to Section C.2 above, if at any time after the filing of this Restated Certificate, the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)                                 Other Distributions.  Subject to Section C.2 hereof, in the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section C.4(d)(iii), in each case as permitted hereunder, then, in each such case for the purpose of this Section C.4(h), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(i)                                     No Impairment.  The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section C.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.  Notwithstanding the foregoing, nothing in this Section C.4(i) shall prohibit the Corporation from amending its Restated Certificate with the requisite consent of its stockholders and the Board of Directors.

(j)                                    Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section C.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock to which adjustments or readjustments of Conversion Price applies a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth:  (i) such adjustments and readjustments; (ii) the Conversion Prices at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(k)                                 Waiver of Adjustment of Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of a series of Preferred Stock pursuant to Section C.4(d)(iv) may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock.  Any such waiver shall bind all future holders of shares of such series of Preferred Stock.  A copy of any such waiver shall be provided to the holders of shares of such series of Preferred Stock upon request to the Secretary of the Corporation.  Prompt notice of any such waiver shall be given to those holders of shares of such series of Preferred Stock who have not consented to such waiver.

(l)                                     Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(m)                             Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.                                      Covenants.

(a)                                 So long as 18,174,034 shares of Preferred Stock shall remain outstanding, the Corporation shall not (whether by merger, consolidation, operation of law or otherwise) without the written consent of the holders of at least a majority of the outstanding Preferred Stock (voting together as a single class on an as-if converted to Common Stock basis):

(i)                                                             effect any Liquidation Event or effect any Deemed Liquidation Event;

(ii)                                                          amend, alter or repeal any provision of this Restated Certificate or Bylaws of the Corporation;

(iii)                                                       create or authorize the creation of or issue any other security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges senior to or on parity with, or adversely affecting the rights, preferences, privileges or interests of, the Preferred Stock, or increase the authorized number of shares of any such security;

(iv)                                                      purchase or redeem (or permit any subsidiary to purchase or redeem) any shares of Common Stock (other than stock repurchased from former employees or consultants in connection with the cessation of their employment or services, at the lower of fair market value or cost) or pay any dividend on the Corporation’s capital stock, or effect a change in the Corporation’s dividend policy;

(v)                                                         issue, incur or guarantee any debt, or permit any subsidiary to issue, incur or guarantee any debt, in excess of $500,000, unless such action is approved by a majority of the Board of Directors;

(vi)                                                      increase or decrease the size of the Board of Directors;

(vii)                                                   license, lease, sell, purchase, acquire or dispose of any asset or intellectual property of the Corporation or any subsidiary unless such transaction is undertaken in the ordinary course of business or is approved by a majority of the Board of Directors;

(viii)                                                enter into any agreement or understanding between the Corporation or any subsidiary of the Corporation, on the one hand, and any director, officer, stockholder or employee of the Corporation or any subsidiary of the Corporation or any family member of such person, on the other hand, other than an agreement or understanding with respect to (A) standard employee benefits generally made available to all employees and (B) standard director and officer indemnification agreements approved by the Board of Directors, and (C) the purchase of shares of the Corporation’s capital stock and the issuance of options to purchase shares of the Corporation’s capital stock, in each instance, pursuant to a stock option plan or restricted stock plan or agreement approved by the Board of Directors, unless such action is approved by a majority of the Board of Directors (including a majority of the disinterested directors);

(ix)                                                      reclassify, alter or amend any existing security of the Corporation; or

(x)                                                         increase the authorized number of shares of Preferred Stock or Common Stock.

(b)                                 So long as twenty-five percent (25%) of the originally issued shares of Series A-1 Preferred Stock shall remain outstanding, the Corporation shall not (whether by merger, consolidation, operation of law or otherwise) without the written consent of the holders of at least a majority of the outstanding shares of Series A-1 Preferred Stock amend, alter or repeal any provision of this Restated Certificate to adversely alter or amend the rights, preferences or privileges of Series A-1 Preferred Stock in a manner different from any other series of Preferred Stock (it being understood that the rights, preferences or privileges of the Series A-1 Preferred Stock will not be deemed to be adversely altered or amended by any amendment to this Restated Certificate or the Bylaws of the Corporation authorizing another series of Preferred Stock with rights pari passu or senior to those of the Series A-1 Preferred Stock with respect to liquidation preference, dividends or redemption).

(c)                                  So long as twenty-five percent (25%) of the originally issued shares of Series B-1 Preferred Stock shall remain outstanding, the Corporation shall not (whether by merger, consolidation, operation of law or otherwise) without the written consent of the holders of at least a majority of the outstanding shares of Series B-1 Preferred Stock amend, alter or repeal any provision of this Restated Certificate to adversely alter or amend the rights, preferences or privileges of Series B-1 Preferred Stock in a manner different from any other series of Preferred Stock (it being understood that the rights, preferences or privileges of the Series B-1 Preferred Stock will not be deemed to be adversely altered or amended by any amendment to this Restated Certificate or the Bylaws of the Corporation authorizing another series of Preferred Stock with rights pari passu or senior to those of the Series B-1 Preferred Stock with respect to liquidation preference, dividends or redemption).

(d)                                 So long as twenty-five (25%) of the originally issued shares of Series C-1 Preferred Stock shall remain outstanding, the Corporation shall not (whether by merger, consolidation, operation of law or otherwise) without the written consent of the holders of at least a majority of the outstanding Series C-1 Preferred Stock:

(i)                                                             amend, alter or repeal any provision of this Restated Certificate or the Bylaws of the Corporation to adversely alter or amend the rights, preferences or privileges of the Series C-1 Preferred Stock in a manner different from any other series of Preferred Stock (it being understood that the rights, preferences or privileges of the Series C-1 Preferred Stock will not be deemed to be adversely altered or amended by any amendment to this Restated Certificate or the Bylaws of the Corporation authorizing another series of Preferred Stock with rights pari passu or senior to those of the Series C-1 Preferred Stock with respect to liquidation preference, dividends or redemption);

(ii)                                                          increase or decrease the authorized number of shares of Series C-1 Preferred Stock; or

(iii)                                                       prior to the second anniversary of the date of filing of this Restated Certificate, effect any Liquidation Event or effect any Deemed Liquidation Event that would result in the holders of the Series C-1 Preferred Stock receiving an amount per share of Series C-1 Preferred Stock less than the Original Issue Price of the Series C-1 Preferred Stock plus a cumulative 8% annual return (compounded annually) on such Original Issue Price from the date of filing of this Restated Certificate in accordance with Section C.2.

6.                                      Redemption.  The Preferred Stock and the Common Stock shall not be redeemable.

7.                                      Corporate Opportunity Waiver.  The Corporation hereby renounces, to the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in, any Business Opportunity.  A “Business Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person in such Covered Person’s capacity as a director of the Corporation.  To the fullest extent permitted by law, the Corporation hereby waives any claim against a Covered Person, and agrees to indemnify all Covered Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Covered Person from pursuing or engaging in any Business Opportunity.

8.                                      Miscellaneous.

(a)                                 Notices.  All notices, requests, payments, instructions or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that provides evidence of delivery and that guarantees next business day delivery (effective the next business day), or (iv) sent by facsimile followed within twenty-four (24) hours by confirmation by one of the foregoing methods (effective upon receipt of the facsimile in complete, readable form), sent to the intended recipient at the recipient’s address or facsimile number as it appears on the books of the Corporation.

(b)                                 Transfer Taxes, Etc.  The Corporation will pay any and all stock transfer, documentary stamp taxes, and the like that may be payable in respect of any issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities issued in respect of shares of Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation will not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities in a name other than that in which such shares were registered, or in respect of any payment to any person other than the registered holder thereof with respect to any such shares.

(c)                                  Transfer Agents.  The Corporation may appoint, and from time to time discharge and change, a transfer agent for Preferred Stock.  Upon any such appointment or discharge of a transfer agent, the Corporation will reasonably promptly send written notice thereof to each holder of record of Preferred Stock, as the case may be.

FIFTH:                                                   The Corporation is to have perpetual existence.

SIXTH:                                                     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

A.                              The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.  The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies.  No election of directors need be by written ballot.

B.                                    In accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors.

C.                                    The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

SEVENTH:                               The Corporation shall, to the fullest extent permitted by applicable law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor); provided, however, that except with respect to proceedings to enforce rights to indemnification, the Bylaws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors.  The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.  Any repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any indemnified person and such person’s heirs, executors and administrators.

EIGHTH:                                         No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability or limitation thereof is determined.  No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal.  If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

NINTH:                                                   Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH:  From time to time any of the provisions of this Restated Certificate may be amended, waived, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate are granted subject to the provisions of this Article.

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 14th day of June, 2016.

MERSANA THERAPEUTICS, INC.

By:	/s/ Anna Protopapas
Anna Protopapas, President and Chief Executive Officer

[Signature Page to Fourth Amended and Restated Certificate of Incorporation]